FOR IMMEDIATE RELEASE
February 4, 2009

MEDIA CONTACT
Linda Loren, Marketing Director, Oragenics, Inc.
727-456-0029 ▪ lloren@onibiopharma.com

Oragenics, Inc., Announces Agreement
with Garden of Life, Inc., for Use of ProBiora3
This groundbreaking oral care probiotic ingredient will be used in Garden of Life products

(Alachua, FL) The Florida-based biotechnology firm Oragenics, Inc. (OTCBB: ORNI) announces that Garden of Life has been awarded rights to use its revolutionary oral-care probiotic ingredient, ProBiora3. This agreement gives Garden of Life (www.gardenoflife.com) exclusive rights to use ProBiora3 in the natural products market. ProBiora3 is a patent-pending probiotic formula containing a blend of three bacteria that work below the gum line to address oral health at its root cause.

Garden of Life is a leader in whole food nutrition, probiotics and digestive-related products, distributing more than 65 dietary supplements. Garden of Life products are sold at such retailers as Vitamin Shoppe and Whole Foods, and over 4,000 independent health food stores nationwide and overseas. The company is regarded as an industry leader, consistently ranked among the top performing companies in growth and sales by SPINS, a market research and consulting firm for the natural products industry.

“Garden of Life is a leading innovator in the natural products industry,” said Stanley Stein, Oragenics’ CEO and president. “We selected this formidable company for this exclusive relationship because we share a similar vision. Like Garden of Life, Oragenics is passionate about helping people transform their lives and attain extraordinary health through natural, biotechnological solutions. This is a terrific opportunity to have an enormous impact on oral health and wellness worldwide.”

Garden of Life President Brian Ray said the company is dedicated to “providing the most effective nutritional products in the world” for its customers. “This agreement reaffirms our longstanding commitment to combine the best of nature and science,” said Ray. “ProBiora3 is the result of many years of research and development. This type of breakthrough technology is an example of what keeps Garden of Life products at the top of our industry.”

ProBiora3 is a 100-percent natural ingredient that helps to re-establish a healthy balance of oral microflora. It’s the first complete oral care probiotic blend that supports tooth and gum health, naturally freshens breath and gently whitens teeth.

ProBiora3 was developed by Dr. Jeffrey Hillman, D.M.D., Ph.D., and chief scientific officer at Oragenics. It’s the result of more than 25 years of research, which began at the Harvard-affiliated Forsyth Institute in Boston and continued at the University of Florida. The technology has only recently become available for the general public.

For more information about ProBiora3, visit www.probiora3.com. For more information about Oragenics, Inc., visit www.oragenics.com.

To schedule an interview with Stanley Stein, contact Linda Loren at 727-456-0029; lloren@onibiopharma.com.

About Oragenics, Inc.
Oragenics, Inc., is a biopharmaceutical company engaged in developing unique proprietary technologies, some of which are being commercialized and sold in the over-the-counter consumer healthcare market. The company also has a number of products in discovery, preclinical and clinical development, with a concentration in the main therapeutic area of infectious diseases, diagnostics, and oral health. The company is located in Progress Corporate Park at 13700 Progress Boulevard in Alachua, Florida, approximately 15 miles from the campus of the University of Florida in Gainesville.